Exhibit 99.1

DiamondRock Announces That It Has Purchased the Orlando Airport Marriott for $70 Million

          BETHESDA, Md., Dec. 21 /PRNewswire-FirstCall/ -- DiamondRock Hospitality Company (“DiamondRock”) (NYSE: DRH) today announced that it has completed the acquisition of the 486-room Orlando Airport Marriott Hotel for $70 million. DiamondRock plans to reposition the hotel with a $10 to $12 million capital improvement plan.

          Lehman Brothers provided the financing on the transaction with a $59M loan.  The loan bears interest at the fixed rate of 5.68%, has a term of 10 years, and is interest-only for the first 5 years.

          This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the risk that the audit is not completed in a timely manner as well as effects of economic conditions, supply and demand changes for hotel rooms, competitive conditions in the lodging industry, relationships with clients and property owners, the impact of government regulations, the availability, terms and development of capital to finance growth, all of which could cause actual results to differ materially from those expressed in or implied by the statements herein.

          About DiamondRock Hospitality Company

          DiamondRock Hospitality Company is a self-advised real estate company that owns and acquires upper upscale and upscale hotel properties located in North America and operated under nationally recognized brand names.  To a lesser extent, it acquires premium limited-service and extended-stay hotel properties in urban locations.  DiamondRock has a strategic acquisition sourcing relationship with Marriott International.  DiamondRock owns 15 hotels with 6,119 rooms in 10 States and one U.S. territory.  For more information about DiamondRock or to receive future press releases, please see the Company’s website at http://www.drhc.com.

SOURCE  DiamondRock Hospitality Company
           -0-                                                       12/21/2005
           /CONTACT:  Mark Brugger of DiamondRock Hospitality Company, +1-240-744-1150, info@drhc.com/
           /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20040708/DCTH028
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           /Web site:  http://www.drhc.com /
           (DRH)